Exhibit 5.1

John M. Oakey, III

August 9, 2005

Board of Directors

Cardinal Financial Corporation

8270 Greensboro Drive, Suite 500

McLean, Virginia  22102

Re:          2002 Equity Compensation Plan

Ladies and Gentlemen:

This letter is delivered to you in connection with the actions taken and proposed to be taken by Cardinal Financial Corporation, a Virginia corporation (the “Company”), with respect to the offer and sale from time to time pursuant to the Cardinal Financial Corporation 2002 Equity Compensation Plan (the “Plan”) of shares of the Company’s common stock, par value $1.00 per share (“Common Stock”).  As counsel to the Company, we have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to effect the registration of an additional 1,270,000 shares of Common Stock under the Plan (the “Shares”) under the Securities Act of 1933, as amended.

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such examination, it is our opinion that the Shares, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.  The foregoing opinion is limited to the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ John M. Oakey, III
John M. Oakey, III, a Shareholder

A Professional Corporation

VIRGINIA  •  WASHINGTON, D.C.  •  LONDON

Two James Center   1021 East Cary Street (23219)   P.O. Box 1320   Richmond, VA 23218-1320   Tel: 804.643.1991   Fax: 804.783.6507 www.williamsmullen.com